Exhibit 99.1

Web.com Group, Inc.
12808 Gran Bay Parkway West
Jacksonville, FL 32258
T 904 680 6600
F 904 880 0350
NASDAQ: WWWW

Web.com Appoints Timothy P. Cost to Board of Directors

JACKSONVILLE, Fla. - December 9, 2014 - Web.com Group, Inc. (Nasdaq: WWWW), a leading provider of Internet services and online marketing solutions for small businesses, today announced the appointment of Timothy P. Cost to its Board of Directors, effective immediately.

“We are pleased to expand our Board to leverage the organizational leadership, marketing and communications expertise that Tim brings,” said David L. Brown, chairman, chief executive officer and president of Web.com. “With broad ranging roles in global companies with strong branding and marketing emphasis, Tim’s 30 years plus of business experience will add a valuable perspective to our Board of Directors.”

Mr. Cost, age 55, currently serves as President of Jacksonville University. Prior to this role, he was Executive Vice President at PepsiCo. Mr. Cost has 32 years of senior executive experience at many of the world’s top companies, including Bristol-Myers Squibb, Kodak, ARAMARK, Wyeth/Pfizer, Centocor/Johnson & Johnson, and Pharmacia. He holds an undergraduate degree from Jacksonville University and an MBA in Finance and Economics from the William E. Simon School of Business at the University of Rochester. Mr. Cost is a member of many civic, cultural, education and leadership Boards including the Jacksonville Chamber of Commerce, Jacksonville Civic Council, Atlantic Sun Presidents Council, Rotary and THE PLAYERS Council.

About Web.com
Web.com Group, Inc. (NASDAQ: WWWW) provides a full range of Internet services to small businesses to help them compete and succeed online. Web.com meets the needs of small businesses anywhere along their lifecycle with affordable, subscription-based solutions including domains, hosting, website design and management, search engine optimization, online marketing campaigns, local sales leads, social media, mobile products and eCommerce solutions. For more information, please visit web.com; follow Web.com on Twitter @webdotcom or on Facebook at facebook.com/web.com.

Note to Editors: Web.com is a registered trademark of Web.com Group, Inc.

Contacts
Investors:
Jenny Kobin
904-680-6909
jkobin@web.com

Media:
John Herbkersman
904-251-6297
jherbkersman@web.com